EXHIBIT 99.1

LADENBURG ANNOUNCES APPOINTMENT OF GLENN C. DAVIS TO ITS BOARD OF DIRECTORS

MIAMI, FL, October 3, 2018 – Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTSL, LTS PrA, LTSF, LTSK) announced today that it has appointed Glenn C. Davis, CPA, to the Company’s Board of Directors and its Audit Committee, effective immediately. With the addition of Mr. Davis, Ladenburg’s Board will be comprised of nine directors, five of whom are independent, and its Audit Committee will have three members, all of whom are independent.

“Glenn has devoted his decades’ long career to helping companies and boards manage risk and improve governance practices, and he will undoubtedly be a valuable addition to our Audit Committee,” said Richard Lampen, President, Chief Executive Officer and Chairman of the Board of Ladenburg. “We are thrilled to welcome him to the Ladenburg Board and look forward to working with him to continue delivering value for shareholders.”

“I am honored to join the Ladenburg Board of Directors and to have the opportunity to be involved with this esteemed company,” said Mr. Davis. “I look forward to working alongside the firm’s highly regarded management team to continue building on Ladenburg’s success.”

Mr. Davis serves as Senior Advisor to Kaufman Rossin, one of the top 50 CPA and advisory firms in the U.S. He was formerly a senior partner with CohnReznick LLP, where he served as National Director of Corporate Governance Services, overseeing national governance, risk management and compliance practices. Mr. Davis also previously served as CEO, President and a director of AccuHealth, Inc., a publicly-traded home health services company. He spent 21 years with Coopers & Lybrand, where he was a Partner.

Mr. Davis holds a BBA in Accounting from Baruch College and is a member of the American Institute of Certified Public Accountants. He previously served on the advisory committee of the New Jersey Chapter of the National Association of Corporate Directors.

About Ladenburg

Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTSL, LTS PrA, LTSF, LTSK) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent advisory and brokerage (IAB) firms Securities America, Triad Advisors, Securities Service Network, Investacorp, and KMS Financial Services, as well as Premier Trust, Ladenburg Thalmann Asset Management, Highland Capital Brokerage, a leading independent life insurance brokerage company, Ladenburg Thalmann Annuity Insurance Services, a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The Company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contacts

Sard Verbinnen & Co

Emily Claffey / Benjamin Spicehandler

212-687-8080